Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 33-3422) pertaining to the 1975 and 1981 Stock Option Plans and Stock Appreciation Rights Plan,

(2)	Registration Statement (Form S-8 No. 333-139268) pertaining to the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan,

(3)	Registration Statement (Form S-8 No. 333-166944) pertaining to the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan,

(4)	Registration Statement (Form S-8 No. 333-183242) pertaining to the NACCO Industries, Inc. Supplemental Executive Long-Term Incentive Compensation Plan,

(5)	Registration Statement (Form S-8 No. 333-217862) pertaining to the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (Amended and Restated Effective March 1, 2017), and

(6)	Registration Statement (Form S-8 No. 333-217900) pertaining to NACCO Industries, Inc. Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 9, 2017);

of our reports dated March 7, 2018, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. and Subsidiaries, the effectiveness of internal control over financial reporting of NACCO Industries, Inc. and Subsidiaries, and with respect to the combined financial statements of The Unconsolidated Mines of the North American Coal Corporation, included in this Annual Report (Form 10-K) of NACCO Industries, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Cleveland, Ohio
March 7, 2018